Exhibit 99.1

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com
Investor Contact: Jeffrey A. Chaffkin 860-273-7830 chaffkinj@aetna.com

News Release _________________________________________________________

AETNA REPORTS FIRST-QUARTER 2008 RESULTS
•	Operating earnings were $0.92 per share, a 14 percent increase over the prior-year quarter, in line with the Thomson/First Call mean of $0.92 per share
•	Net income was $0.85 per share, a 5 percent increase over the prior-year quarter
•	Medical membership increased by 614,000 to 17.5 million
•	Commercial Medical Benefit Ratio was 79.8 percent
•	Guidance: Full-year 2008 operating earnings per share projected to be $4.00

HARTFORD, Conn., April 24, 2008 ― Aetna (NYSE: AET) today announced first-quarter 2008 operating earnings of $0.92 per share, a 14 percent increase over the prior year quarter.  The increase in operating earnings per share reflects a 16 percent growth in total revenue, primarily from quarter-over-quarter membership growth and premium rate increases, as well as stable underwriting results.  This improvement also reflects the benefit of share repurchases.  First-quarter net income was $0.85 per share, an increase of 5 percent over the prior-year quarter.  Operating earnings exclude net realized capital losses.(1)

Quarterly Financial Results at a Glance

	Three Months Ended March 31,
(Millions, except per share results)	2008	2007	Change
Total revenue	$ 7,738.7	$ 6,700.0	16%
Operating earnings(1)	469.6	435.4	8%
Net income	431.6	434.6	(1)%

Per share results:
Operating earnings(1)	.92	.81	14%
Net income	.85	.81	5%

Weighted average common shares - diluted	509.1	536.4

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“We are pleased to report very solid first quarter results that saw operating earnings in line with expectations, along with strong revenue growth driven by solid membership gains,” said Ronald A. Williams, chairman and CEO.  “We continue to perform and grow in this challenging industry environment. The critical elements of our success have been an experienced team, a sound business strategy rooted in innovation and effectiveness, and the management of health care quality and cost through disciplined focus and execution.

“We are winning in the marketplace, as demonstrated by the consistent membership growth we have shown over several quarters while adhering to our disciplined approach to profitability, and exemplified by the recent announcement of our agreement with Bank of America for 2009.  Our goal is to make Aetna the preferred company in our industry.”

“Our focus remains on executing our strategy to drive profitable growth,” said Joseph M. Zubretsky, executive vice president and CFO. “We demonstrated this in the first quarter in the following ways: strong top-line growth, resulting from solid membership increases and disciplined pricing actions; strong underwriting discipline and medical cost management that led to a Commercial Medical Benefit Ratio of 79.8 percent; and effective management of capital and its accretive deployment.

“Given these results, we feel confident in reaffirming our full-year 2008 operating earnings guidance of $4.00 per share,” Zubretsky said. “In addition, we project medical membership growth to be in the range of 850,000 to 900,000 members, a 50,000 member increase over our prior guidance.(2)”

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:
•
Operating earnings of $461.6 million for the first quarter of 2008, compared with $422.7 million for the first quarter of 2007.  The increase in operating earnings reflects a 20 percent increase in revenue primarily from membership growth, premium rate increases and acquisitions, as well as stable underwriting results and continued general and administrative expense efficiencies.

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•
Net income of $447.6 million for the first quarter of 2008, compared with $420.4 million for the first quarter of 2007.  Net income includes $18.6 million and $5.2 million of realized capital losses in the first quarter of 2008 and 2007, respectively, due to the accounting for certain fixed income investments which decreased in market value because of the increase in yields caused by the widening of credit spreads in 2008 and the increase in rates in 2007.

•	Our Medical Benefit Ratios by product for the first quarter 2008 and 2007 were as follows:

	2008	2007
Commercial	79.8%	79.6%
Medicare	86.0%	88.0%
Medicaid	92.8%	*
Total	81.3%	80.7%
* Not meaningful. Aetna acquired significant Medicaid membership in July 2007.

•	First quarter medical membership increased by 614,000 to 17.467 million, pharmacy membership increased by 219,000 to 10.951 million and dental membership increased by 334,000 to 14.166 million.
•	Total revenues for the first quarter of 2008 increased by 19 percent to $7.1 billion from $6.0 billion for the first quarter of 2007.

Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:
•
Operating earnings of $34.9 million for the first quarter of 2008, compared with $31.1 million for the first quarter of 2007, reflecting a higher underwriting margin due to favorable disability results partially offset by lower net investment income.

•
Net income of $15.7 million for the first quarter of 2008, compared with $31.3 million for the first quarter of 2007.  Net income includes $21.5 million and $5.5 million of realized capital losses in the first quarter of 2008 and 2007, respectively, due to the accounting for market value declines of certain fixed income investments, as described in Health Care business results above.

•	Total revenues of $482.9 million for the first quarter of 2008, compared with $544.4 million for the first quarter of 2007.

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Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily qualified pension plans, reported:
•	Operating earnings of $8.5 million for the first quarter of 2008, compared with $9.1 million for the first quarter of 2007.
•	Net income of $3.7 million for the first quarter of 2008, compared with $10.4 million for the first quarter of 2007.

Total company results
•
Total Revenues increased 16 percent to $7.7 billion for the first quarter of 2008, compared with $6.7 billion for the first quarter of 2007. The growth in first-quarter revenue reflects a 19 percent increase in premiums and a 13 percent increase in fees and other revenue.  This growth reflects a higher level of membership, premium rate increases and revenue from the third quarter 2007 acquisition of the Schaller Anderson Medicaid business.

•
Total Operating Expenses were $1.4 billion for the first quarter of 2008, $196.4 million higher than the first quarter of 2007.  Operating expenses as a percentage of revenue(3) was 18.0 percent for both the first quarter of 2008 and 2007.  Including net realized capital losses, these percentages were 18.1 percent for the first quarter of 2008 and 18.0 percent for the first quarter of 2007.

•
Corporate Interest Expense was $35.4 million after tax for the first quarter of 2008, compared with $27.5 million for the first quarter of 2007.  The increase for first-quarter 2008 was due to higher average debt levels in 2008.

•
Net Income was $431.6 million for the first quarter of 2008, compared with $434.6 million for the first quarter of 2007.  Net income includes $38.0 million and $.8 million of net realized capital losses in the first quarter of 2008 and 2007, respectively, of which $45.0 million and $11.0 million, repectively, were due to the accounting for market value declines of certain fixed income investments as described in Health Care business results above.

•
Operating Margin was 10.3 percent for the first quarter of 2008, compared with 10.9 percent for the first quarter of 2007, pre-tax (4) The after-tax operating margin, which represents net income divided by total revenue, was 5.6 percent for the first quarter of 2008, compared with 6.5 percent for the first quarter of 2007.

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•	Share repurchases totaled 12.8 million shares at a cost of $600.0 million in the first quarter of 2008.

A live audio webcast of the first-quarter results conference call will begin at 8:30 a.m. ET today.  The public may access the conference call through a live audio webcast available on Aetna’s Investor Information link on the Internet at www.aetna.com.  Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna’s Investor Information web site.

The conference call also can be accessed by dialing 800-289-0544, or 913-312-1460 for international callers.  Aetna suggests participants dial in approximately 10 minutes before the call.  Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna’s Investor Information link on the Internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers. The replay access code is 6004344. Telephone replays will be available from 11:30 a.m. ET on April 24 until midnight ET on May 7, 2008.

Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 37.3 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities and health care management services for Medicaid plans. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, governmental units, government-sponsored plans, labor groups and expatriates. www.aetna.com

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Consolidated Statements of Income

	For the Three Months
	Ended March 31,
(Millions)	2008	2007
Revenue:
Health care premiums	$6,253.5	$5,178.5
Other premiums	475.2	495.4
Fees and other revenue	825.3	732.8
Net investment income	243.2	294.5
Net realized capital losses	(58.5)	(1.2)
Total revenue	7,738.7	6,700.0

Benefits and expenses:
Health care costs	5,086.2	4,177.1
Current and future benefits	508.9	590.4
Operating expenses:
Selling expenses	303.8	269.8
General and administrative expenses	1,097.1	934.7
Total operating expenses	1,400.9	1,204.5
Interest expense	54.4	42.3
Amortization of other acquired intangible assets	27.8	21.8
Total benefits and expenses	7,078.2	6,036.1

Income before income taxes	660.5	663.9
Income taxes	228.9	229.3
Net income	$431.6	$434.6

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Summary of Results

	For the Three Months
	Ended March 31,
(Millions)	2008	2007

Operating earnings	$469.6	$435.4
Net realized capital losses	(38.0)	(.8)
Net income (GAAP measure)	$431.6	$434.6

Weighted average common shares - basic	494.2	516.1

Weighted average common shares - diluted	509.1	536.4

Summary of Results Per Common Share

Operating earnings	$.92	$.81
Net realized capital losses	(.07)	-
Net income (GAAP measure)	$.85	$.81

Segment Information (5)

Health Care:
Premiums:
Commercial	$4,883.4	$4,512.6
Medicare	1,227.5	651.4
Medicaid	142.6	14.5
Total premiums	$6,253.5	$5,178.5

Total revenue (6)	$7,116.0	$5,965.5

Selling expenses	$279.3	$247.6
General and administrative expenses	1,030.6	869.3
Total operating expenses	$1,309.9	$1,116.9

Operating earnings	$461.6	$422.7
Net realized capital losses	(14.0)	(2.3)
Net income (GAAP measure)	$447.6	$420.4

Medical Benefit Ratios:
Commercial	79.8%	79.6%
Medicare	86.0%	88.0%
Medicaid	92.8%	*
Total	81.3%	80.7%
* Not meaningful. Aetna acquired significant Medicaid membership in July 2007.

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Segment Information continued (5)

	For the Three Months
	Ended March 31,
(Millions)	2008	2007
Group Insurance:
Total revenue (6)	$482.9	$544.4

Selling expenses	$24.5	$22.2
General and administrative expenses	62.8	61.8
Total operating expenses	$87.3	$84.0

Operating earnings	$34.9	$31.1
Net realized capital (losses) gains	(19.2)	.2
Net income (GAAP measure)	$15.7	$31.3

Large Case Pensions:
Total revenue (6)	$139.8	$190.1

Operating earnings	$8.5	$9.1
Net realized capital (losses) gains	(4.8)	1.3
Net income (GAAP measure)	$3.7	$10.4

Total Company:
Revenue, excluding net realized capital losses (A)	$7,797.2	$6,701.2
Net realized capital losses	(58.5)	(1.2)
Total revenue (B) (GAAP measure)	$7,738.7	$6,700.0

Selling expenses	$303.8	$269.8
General and administrative expenses	1,097.1	934.7
Total operating expenses (C) (GAAP measure)	$1,400.9	$1,204.5

Operating Expenses Percentages:
Operating expenses as a % of revenue (C)/(A)	18.0%	18.0%
Operating expenses as a % of total revenue (C)/(B) (GAAP measure)	18.1%	18.0%

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Membership

	March 31,	December 31,	March 31,
(Thousands)	2008	2007	2007
Medical Membership:
Commercial (7)	16,288	15,843	15,329
Medicare Advantage	350	193	178
Medicare Health Support Program	14	14	16
Medicaid (7)	815	803	180
Total Medical Membership	17,467	16,853	15,703

Consumer-Directed Health Plans (8)	1,359	994	910

Dental Membership:
Commercial (7)	12,592	12,306	12,202
Medicare & Medicaid (7)	610	588	155
Network Access (9)	964	938	1,298
Total Dental Membership	14,166	13,832	13,655

Pharmacy Membership:
Commercial (7)	9,746	9,613	9,398
Medicare PDP (stand-alone)	369	311	321
Medicare Advantage PDP	181	151	137
Medicaid (7)	22	21	19
Total Pharmacy Benefit Management Services	10,318	10,096	9,875
Mail Order (10)	633	636	621
Total Pharmacy Membership	10,951	10,732	10,496

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Operating Margins

	For the Three Months
	Ended March 31,
(Milllions)	2008	2007
Reconciliation to Income Before Income Taxes:
Operating earnings before income taxes, excluding interest
expense and amortization of other acquired intangible assets (A)	$801.2	$729.2
Interest expense	(54.4)	(42.3)
Amortization of other acquired intangible assets	(27.8)	(21.8)
Net realized capital losses	(58.5)	(1.2)
Income before income taxes (B) (GAAP measure)	$660.5	$663.9

Reconciliation to Net Income:
Operating earnings, excluding interest expense and
amortization of other acquired intangible assets (C)	$523.1	$477.1
Interest expense, net of tax	(35.4)	(27.5)
Amortization of other acquired intangible assets, net of tax	(18.1)	(14.2)
Net realized capital losses, net of tax	(38.0)	(.8)
Net income (D) (GAAP measure)	$431.6	$434.6

Reconciliation of Revenue:
Revenue, excluding net realized capital losses (E)	$7,797.2	$6,701.2
Net realized capital losses	(58.5)	(1.2)
Total revenue (F) (GAAP measure)	$7,738.7	$6,700.0

Operating Margins:
Pretax operating margin (A)/(E)	10.3%	10.9%
Pretax operating margin (B)/(F) (GAAP measure)	8.5%	9.9%

After-tax operating margin (C)/(E)	6.7%	7.1%
After-tax operating margin (D)/(F) (GAAP measure)	5.6%	6.5%

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(1) Operating earnings exclude net realized capital gains and losses from net income. Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities.  However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna’s business operations. Management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna’s underlying business performance from period to period.  Management uses operating earnings to assess business performance and to make decisions regarding Aetna’s operations and allocation of resources among Aetna’s businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.

For a reconciliation of this item to financial measures calculated under U.S. generally accepted accounting principles (GAAP), refer to the tables on pages 7 through 8 and page 10 of this press release.

(2) Projected operating earnings per share exclude any future net realized capital gains or losses and other items, if any, from net income. Aetna is not able to project the amount of future net realized capital gains or losses and therefore cannot reconcile projected operating earnings to projected net income, or to a projected change in net income, in any period. Projected operating earnings per share for the full-year 2008 assumes less than 505 million weighted-average diluted shares.

(3) Operating expenses as a percentage of revenue excludes net realized capital gains and losses from total revenue.

(4)  In order to provide useful information regarding Aetna’s profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna’s pretax operating margin is based on operating earnings excluding interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess Aetna’s performance, including performance versus competitors.

 (5) Revenue and operating expense information is presented before income taxes.  Operating earnings information is presented net of income taxes.

(6)  Segment revenue includes net realized capital gains and losses.

(7) At March 31, 2008, approximately 28,000 and 22,000 State Children’s Health Insurance Program (“SCHIP”) medical members and 21,000 and 19,000 of both SCHIP pharmacy and dental members at December 31, 2007 and March 31, 2007, respectively, were reclassified from Commercial to Medicaid.  Additionally, at March 31, 2008, Aetna began including Schaller Anderson (Medicaid) dental membership.  Dental membership at December 31, 2007 has been revised accordingly.

(8) Represents members in consumer-directed health plans included in Aetna’s Commercial medical membership.

(9) Represents members in products that allow these members access to Aetna’s dental provider network for a nominal fee.

(10) Represents members who purchased medications through Aetna Rx Home Delivery®, our mail order pharmacy, during the quarterly period.

ADDITIONAL INFORMATION; CAUTIONARY STATEMENT -- Certain information in this press release is forward looking, including our projections as to operating earnings, medical membership growth and weighted-average diluted shares. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including failure to achieve desired rate increases and/or profitable membership growth due to significant competition, reputational issues or other factors in key geographic markets where membership is concentrated; unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or re-contracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); and the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance. Other important risk factors include, but are not limited to:  the ability to improve relations with providers while taking actions to reduce medical costs; the ability to successfully integrate our businesses (including acquired businesses) and implement multiple strategic and operational initiatives simultaneously; reduced levels of investment income from low interest rates; adverse government regulation (including legislative proposals eliminating or reducing ERISA pre-emption of state laws that would increase potential litigation exposure, legislative proposals that would limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, and other proposals, such as patients' rights legislation, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing or funding actions by government payors; changes in size, product mix or medical cost experience of membership in key markets; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the outcome of various litigation and regulatory matters, including litigation and ongoing reviews of business practices by various regulatory authorities (including the current industry-wide investigation by the New York Attorney General into certain payment practices with respect to out-of-network providers); and increases in medical costs or Group Insurance claims resulting from any acts of terrorism, epidemics or other extreme

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events. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2007 Annual Report on Form 10-K, on file with the Securities and Exchange Commission (“SEC”). You also should read Aetna's Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 when filed with the SEC for a discussion of Aetna's historical results of operations and financial condition.